4 Parkway North, Suite 400
Deerfield, IL 60015
Contact:	Dan Aldridge, Director of Investor Relations
847-405-2530 - daldridge@cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter
Net Earnings of $26 Million and EBITDA of $207 Million;
Adjusted Net Earnings of $95 Million and Adjusted EBITDA of $300 Million

Strong Business Fundamentals Despite Global Market Pressures
Record Quarterly Sales Volume of Over 4 Million Product Tons
New Donaldsonville UAN Plant Fully On Line
New Donaldsonville Ammonia Plant Mechanically Complete

DEERFIELD, IL—May 4, 2016—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its first quarter ended March 31, 2016.

First Quarter Highlights

▪	EBITDA(1) of $207 million; adjusted EBITDA(1) of $300 million

▪	Net earnings of $26 million or $0.11 per diluted share; adjusted net earnings(2) of $95 million or adjusted net earnings per diluted share(2) of $0.40

▪	New Donaldsonville UAN plant began production in March, having produced approximately 95,000 tons through the end of the quarter

▪	Commencement of the CHS strategic venture on February 1, 2016: $2.8 billion in cash received; CHS took delivery of over 273,000 tons under the supply agreement through the end of the quarter

▪	New record urea production of 819,000 tons
____________________________________________________________________________

(1)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most comparable GAAP measures in the tables accompanying this release.

(2)	See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most comparable GAAP measures in the tables accompanying this release.

Overview of Results

CF Industries Holdings, Inc., today announced first quarter 2016 EBITDA of $207 million and net earnings attributable to common stockholders of $26 million, or $0.11 per diluted share. Adjusted EBITDA for the first quarter of 2016 was $300 million, and adjusted net earnings was $95 million, or $0.40 per diluted share. These results compare to first quarter 2015 EBITDA of $486 million and net earnings attributable to common stockholders of $231 million, or $0.96 per diluted share, adjusted EBITDA of $470 million and adjusted net earnings of $220 million, or $0.91 per diluted share.

Net sales increased in the first quarter of 2016 to $1 billion from $954 million in the same period last year as increased sales volumes including the impact of the company's capacity expansion projects and the inclusion of CF Fertilisers UK (formerly GrowHow UK) were partially offset by lower average realized prices across all segments. Selling prices were negatively impacted by greater nitrogen supply driven by global capacity additions, coupled with lower manufacturing and ocean freight costs, and softer global ammonia demand from industrial users including phosphate fertilizer production.

In North America, selling prices in the first quarter of 2016 were depressed during the low demand periods of January and February, but quickly rebounded as more robust demand developed due to the early arrival of spring and were sustained through the end of the quarter.

Cost of sales increased 46 percent in the first quarter of 2016 compared to the first quarter of 2015 due primarily to the inclusion of CF Fertilisers UK in the company's financial results, partially offset by lower realized natural gas costs.

The expansion projects are nearing completion. The new ammonia plant at Donaldsonville, LA, is mechanically complete, with pre-commissioning and commissioning activities taking place. The new ammonia and urea plants at the Port Neal, IA, complex are expected to be mechanically complete by the end of the second quarter.
“The fundamentals of our business remain strong despite challenging market conditions, and we are almost to the finish line with our capacity expansion projects. The projects are expected to be fully on line later this year. These investments will increase our production capacity and corresponding cash flow by more than 25 percent,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

During the first quarter of 2016, the company commenced its strategic venture with CHS. Under the agreements, CHS has begun to purchase products from CF Industries Nitrogen, LLC (CFN) at market prices. CHS is entitled to semi-annual distributions due to its equity investment in CFN. The estimate of the partnership distribution earned by CHS, but not yet disbursed, for the first quarter of 2016 is approximately $30 million.

In the first quarter of 2016, the company's overall weighted-average realized cost of natural gas was $3.09 per MMBtu, which includes a realized loss of $0.79 per MMBtu on natural gas hedges, totaling $56 million. This compares to a realized loss of $0.52 per MMBtu on natural gas hedges for the first quarter of 2015, totaling $32 million. For the first quarter of 2016, the average purchased natural gas cost for the company was $2.30 per MMBtu, a 22 percent decline year over year. In North America, the average purchased natural gas cost was $2.06 per MMBtu, while the average purchased natural gas cost in the United Kingdom in the first quarter of 2016 was $4.54 per MMBtu.

During the first quarter of 2016, the company did not enter into any additional natural gas hedges.

Outlook

The outlook for the remainder of 2016 and into 2017 remains positive for the business, particularly given the company's growth profile as the new capacity expansion projects come on line. However, with new capacity coming on line globally over the next 12 months, including that from CF, the company expects that nitrogen prices will remain under pressure. The company expects urea demand at the U.S. Gulf to continue to be relatively firm through the application season.

Anticipated returns to U.S. farmers continue to support planting corn over soybeans. The company's planted corn area forecast is 92 million acres, with possible upside given the favorable USDA survey for spring planting intentions. The company forecasts corn use growth above 2 percent for fertilizer year 2016/2017, with demand expected to rebound to near 2014 levels, evidenced by December corn currently trading near $3.90 per bushel. All of these signs point to a positive outlook for the farmer and strong demand for the company's products.

Capital Expenditures

The company expects to have total capital expenditures for 2016 in the range of $1.8 billion to $2.0 billion, of which $1.3 billion to $1.4 billion will be for the capacity expansion projects and $500 million to $600 million for sustaining, improvement, and other projects.

Consolidated Results

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,004	$954
Cost of sales	787	538
Gross margin	$217	$416

Gross margin percentage	21.6%	43.6%

EBITDA(1)	$207	$486
Adjusted EBITDA(1)	$300	$470

Net earnings attributable to common stockholders	$26	$231
Adjusted net earnings (1)	$95	$220

Net earnings per diluted share(2)	$0.11	$0.96
Adjusted net earnings per diluted share(1)(2)	$0.40	$0.91

Tons of product sold (000s)	4,051	2,912

Cost of natural gas:
Purchased natural gas costs (per MMBtu)(3)	$2.30	$2.96
Realized derivatives loss (per MMBtu)(4)	0.79	0.52
Cost of natural gas (per MMBtu)	$3.09	$3.48

Average daily market price of natural gas:
Henry Hub (per MMBtu)	$1.98	$2.87
National Balancing Point UK (per MMBtu)	$4.36	$7.24

Capital expenditures	$676	$445

Production volume by product tons (000s):
Ammonia(5)	2,003	1,817
Granular urea	819	625
UAN (32%)	1,518	1,430
AN	431	229
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(1)	See reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share to the most comparable GAAP measures in the tables accompanying this release.

(2)	On June 17, 2015, CF Industries common stock split 5 for 1. The per share amounts for the prior period have been restated to reflect the stock split.

(3)	Includes the cost of natural gas purchased during the period for use in production.

(4)	Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(5)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea, UAN solution, and AN.

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$267	$288
Cost of sales	204	168
Gross margin	$63	$120

Gross margin percentage	23.6%	41.7%

Sales volume by product tons (000s)	737	531
Sales volume by nutrient tons (000s)(1)	605	435

Average selling price per product ton	$362	$542
Average selling price per nutrient ton(1)	441	661

Gross margin per product ton	$85	$226
Gross margin per nutrient ton(1)	104	276

Depreciation and amortization	$21	$22
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 First Quarter periods:

•
Ammonia sales volume increased in the first quarter of 2016 from the first quarter of 2015 due to an early start to the spring application season given favorable soil and weather conditions in the Southern Plains and Midwest regions of the United States. Additionally, the inclusion of CF Fertilisers UK contributed to higher sales.

•
Ammonia average selling prices decreased in the first quarter of 2016 compared to 2015 primarily due to high ammonia inventory entering the quarter given the poor fall application in 2015, lower manufacturing and ocean freight costs and softer global industrial demand, including phosphate fertilizer producers.

•	Ammonia gross margin decreased due to lower average selling prices which were partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$235	$212
Cost of sales	175	100
Gross margin	$60	$112

Gross margin percentage	25.5%	52.8%

Sales volume by product tons (000s)	919	616
Sales volume by nutrient tons (000s)(1)	423	283

Average selling price per product ton	$256	$344
Average selling price per nutrient ton(1)	556	750

Gross margin per product ton	$65	$182
Gross margin per nutrient ton(1)	142	396

Depreciation and amortization	$25	$10
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 First Quarter periods:

•
Granular urea sales volume for the first quarter of 2016 increased due to increased production as a result of the company's new urea plant coming on line at Donaldsonville, LA, coupled with increased demand late in the quarter due to the arrival of spring weather.

•	Granular urea average selling price per ton decreased due to increased supply driven by global capacity additions coupled with lower manufacturing and ocean freight costs.

•	Granular urea gross margin decreased due to lower average selling prices partially offset by an increase in sales volume and lower natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$309	$356
Cost of sales	231	197
Gross margin	$78	$159

Gross margin percentage	25.2%	44.6%

Sales volume by product tons (000s)	1,452	1,317
Sales volume by nutrient tons (000s)(1)	457	414

Average selling price per product ton	$213	$270
Average selling price per nutrient ton(1)	676	859

Gross margin per product ton	$54	$121
Gross margin per nutrient ton(1)	171	383

Depreciation and amortization	$58	$51
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 First Quarter periods:

•
UAN sales volume for the first quarter of 2016 increased due to increased production as a result of the company's new UAN plant coming on line at Donaldsonville, LA, and increased demand late in the quarter due to the arrival of spring weather.

•	UAN average selling price per ton decreased due to increased nitrogen supply driven by global capacity additions coupled with lower manufacturing and ocean freight costs.

•	UAN gross margin decreased due to lower average selling prices partially offset by an increase in UAN sales volume and lower natural gas costs.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29% to 35%, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$125	$51
Cost of sales	112	43
Gross margin	$13	$8

Gross margin percentage	10.4%	15.7%

Sales volume by product tons (000s)	558	224
Sales volume by nutrient tons (000s)(1)	188	77

Average selling price per product ton	$224	$228
Average selling price per nutrient ton(1)	665	662

Gross margin per product ton	$23	$36
Gross margin per nutrient ton(1)	69	104

Depreciation and amortization	$22	$12
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 First Quarter periods:

•	AN sales volume was higher due to the inclusion of CF Fertilisers UK sales.

•	AN average selling price per ton decreased only slightly.

•	AN gross margin increased primarily due to the inclusion of CF Fertilisers UK and lower natural gas costs partially offset by slightly lower average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$68	$47
Cost of sales	65	30
Gross margin	$3	$17

Gross margin percentage	4.4%	36.2%

Sales volume by product tons (000s)	385	224
Sales volume by nutrient tons (000s)(1)	73	43

Average selling price per product ton	$177	$210
Average selling price per nutrient ton(1)	932	1,093

Gross margin per product ton	$8	$76
Gross margin per nutrient ton(1)	41	395

Depreciation and amortization	$10	$11
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 First Quarter periods:

•	Other segment volume was higher due to the inclusion of CF Fertilisers UK sales.

•	Other segment average selling price per ton decreased due to increased nitrogen supply driven by global capacity additions coupled with lower nitrogen manufacturing and transportation costs.

•	Other segment gross margin decreased primarily due to lower average selling prices.

Environmental, Health & Safety Performance

As of March 31, 2016, CF Industries' 12-month rolling average recordable incident rate was 1.07 incidents per 200,000 work-hours.

Dividend Payment

On April 25, 2016, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on May 31, 2016 to stockholders of record as of May 13, 2016.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2016 results at 9:00 a.m. ET on Thursday, May 5, 2016. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-

looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict” or “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans, and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the volatility of natural gas prices in North America and Europe; the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned, on budget or at all; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"); risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on the Company’s investments in securities; deterioration of global market and economic conditions; and the Company’s ability to manage its indebtedness.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including CF Industries Holdings, Inc.’s most recent annual report on Form 10-K, which is available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2016	2015
	(in millions, except per share amounts)
Net sales	$1,004	$954
Cost of sales	787	538
Gross margin	217	416
Selling, general and administrative expenses	45	40
Transaction costs	14	—
Other operating—net	61	18
Total other operating costs and expenses	120	58
Equity in earnings of operating affiliates	—	9
Operating earnings	97	367
Interest expense	38	34
Interest income	(1)	(1)
Other non-operating—net	(2)	—
Earnings before income taxes and equity in earnings of non-operating affiliates	62	334
Income tax provision	15	113
Equity in earnings of non-operating affiliates—net of taxes	—	15
Net earnings	47	236
Less: Net earnings attributable to noncontrolling interests	21	5
Net earnings attributable to common stockholders	$26	$231

Net earnings per share attributable to common stockholders(1):
Basic	$0.11	$0.96
Diluted	$0.11	$0.96

Weighted-average common shares outstanding(1):
Basic	233.2	239.7
Diluted	233.5	240.6
_______________________________________________________________________________

(1)	On June 17, 2015, CF Industries common stock split 5 for 1. The share and per share amounts for the prior period have been restated to reflect the stock split.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2016	December 31, 2015
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,689	$286
Restricted cash	12	23
Accounts receivable—net	262	267
Inventories	304	321
Prepaid income taxes	207	185
Other current assets	46	45
Total current assets	3,520	1,127
Property, plant and equipment—net	9,052	8,539
Investments in affiliates	298	298
Goodwill	2,384	2,390
Other assets	327	329
Total assets	$15,581	$12,683

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$880	$918
Income taxes payable	4	5
Customer advances	227	162
Other current liabilities	162	130
Total current liabilities	1,273	1,215
Long-term debt	5,539	5,537
Deferred income taxes	955	916
Other liabilities	620	628
Equity:
Stockholders' equity	4,042	4,035
Noncontrolling interests	3,152	352
Total equity	7,194	4,387
Total liabilities and equity	$15,581	$12,683

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2016	2015
	(in millions)
Operating Activities:
Net earnings	$47	$236
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	146	115
Deferred income taxes	36	—
Stock-based compensation expense	4	4
Excess tax benefit from stock-based compensation	—	(1)
Unrealized loss (gain) on derivatives	18	(11)
Loss on disposal of property, plant and equipment	3	6
Undistributed earnings of affiliates—net of taxes	(4)	(18)
Changes in:
Accounts receivable—net	4	24
Inventories	16	(68)
Accrued and prepaid income taxes	(23)	84
Accounts payable and accrued expenses	(6)	(11)
Customer advances	65	170
Other—net	40	1
Net cash provided by operating activities	346	531
Investing Activities:
Additions to property, plant and equipment	(676)	(445)
Proceeds from sale of property, plant and equipment	2	3
Withdrawals from restricted cash funds	11	23
Other—net	1	(11)
Net cash used in investing activities	(662)	(430)
Financing Activities:
Proceeds from short-term borrowings	150	—
Payments of short-term borrowings	(150)	—
Financing fees	—	(2)
Dividends paid on common stock	(70)	(72)
Issuance of noncontrolling interest in CFN	2,800	—
Distributions to noncontrolling interest	(13)	(11)
Purchases of treasury stock	—	(236)
Issuances of common stock under employee stock plans	—	6
Excess tax benefit from stock-based compensation	—	1
Net cash provided by (used in) financing activities	2,717	(314)
Effect of exchange rate changes on cash and cash equivalents	2	(5)
Increase (decrease) in cash and cash equivalents	2,403	(218)
Cash and cash equivalents at beginning of period	286	1,997
Cash and cash equivalents at end of period	$2,689	$1,779

SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (GAAP measure) to EBITDA and adjusted EBITDA (non-GAAP measures):

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA because management uses adjusted EBITDA, and believes it is useful to investors, as a supplemental financial measure in the comparison of year-over-year performance.

	Three months ended March 31,
	2016	2015
	(in millions)
Net earnings attributable to common stockholders	$26	$231
Interest expense (income)—net	37	33
Income taxes	15	113
Depreciation and amortization	146	115
Less: other adjustments	(17)	(6)
EBITDA	207	486

Unrealized mark-to-market loss (gain) on natural gas derivatives	21	(28)
Transaction costs(1)	14	—
Expansion project expenses	16	9
(Gain) loss on foreign currency derivatives	(3)	23
Loss (gain) on foreign currency transactions(2)	45	(20)
Total adjustments	93	(16)

Adjusted EBITDA	$300	$470
_______________________________________________________________________________

(1)
Transaction costs relate to various consulting and legal services associated with executing the strategic agreements pertaining to our proposed combination with certain businesses of OCI and our strategic venture with CHS.

(2)	Loss (gain) on foreign currency transactions primarily relates to foreign currency denominated intercompany debt that has not been permanently invested.

Reconciliation of net earnings attributable to common stockholders (GAAP measure) to adjusted net earnings and adjusted net earnings per diluted share (non-GAAP measures):

Adjusted net earnings is defined as net earnings attributable to common stockholders adjusted with the after-tax impacts of the selected items included in net earnings as summarized in the table below. The company has presented adjusted net earnings and adjusted net earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2016	2015
	(in millions)
Net earnings attributable to common stockholders	$26	$231

Unrealized mark-to-market loss (gain) on natural gas derivatives, net of tax(1)	13	(18)
Transaction costs(2)	14	—
Expansion project expenses, net of tax(1)	10	6
(Gain) loss on foreign currency derivatives, net of tax(1)	(2)	14
Loss (gain) on foreign currency transactions, net of tax(3)	34	(13)
Total adjustments	69	(11)

Adjusted net earnings	$95	$220

	Three months ended March 31,
	2016	2015
Net earnings per diluted share attributable to common stockholders	$0.11	$0.96

Unrealized mark-to-market loss (gain) on natural gas derivatives	0.06	(0.08)
Transaction costs	0.06	—
Expansion project expenses	0.04	0.02
(Gain) loss on foreign currency derivatives	(0.01)	0.06
Loss (gain) on foreign currency transactions	0.14	(0.05)
Total adjustments	0.29	(0.05)

Adjusted net earnings per diluted share	$0.40	$0.91

_______________________________________________________________________________

(1)
For the three months ended March 31, 2016 and 2015, unrealized mark-to-market loss (gain) on natural gas derivatives is presented net of tax of $8 million and $(10) million, respectively; expansion project expenses are presented net of tax of $6 million and $3 million, respectively; and (gain) loss on foreign currency derivatives is presented net of tax of $(1) million and $9 million, respectively. For each of these tax effects, the rate used for the three months ended March 31, 2016 and 2015 was 37.2% and 37.0%, respectively, which represented the company's blended deferred tax rates for each respective period.

(2)	Transactions costs have no tax effect because these items are not tax deductible.

(3)
Loss (gain) on foreign currency transactions is presented net of tax of $11 million and $(7) million for the three months ended March 31, 2016 and 2015, respectively.  The tax effect is calculated at the blended deferred tax rate of primarily 25.0% and 37.0% for the three months ended March 31, 2016 and 2015, respectively.